CHAPTER 2: CODE OF BUSINESS CONDUCT AND ETHICS

Please note that the Firm’s Code of Business Conduct and Ethics spans Chapters 2 through 4 of this Manual (collectively, the “Code”). Chapter 2 addresses a variety of topics relating to conflicts of interest and some of the Firm’s specific expectations relating to Employee conduct, Chapter 3 is the Firm’s policy against insider trading and the procedures for managing material non-public information and Chapter 4 is the Firm’s personal trading policy.

A. Introduction

All Employees are expected to comply with the policies set forth in the Code. Read the Code carefully and make sure that you understand it, the consequences of noncompliance, and the Code’s importance to the success of the Firm. If you have any questions, speak to a member of the Firm’s Legal and Compliance Department. The Code cannot and is not  intended to cover every applicable law or provide answers to all questions that might arise; for that we must ultimately rely on each person's good sense of what is right, including a sense of when it is proper to seek guidance from others on the appropriate course of conduct. The Chief Compliance Officer or General Counsel may, in their discretion, waive the applicability of a provision of the Code with respect to a given Employee, provided that such waiver is consistent with applicable law.

1. About the Code of Business Conduct and Ethics

We at the Firm are committed to the highest standards of business conduct in our relationships with each other and with our Clients and others. This requires that we conduct our business in accordance with all applicable laws and regulations, in accordance with the highest standards of business ethics, and consistent with our fiduciary obligations. Our business depends on the reputation of the Firm and, in turn, its Employees for integrity and principled business conduct. Thus, in many instances, the policies referenced in this Code go beyond the requirements of the law. The Code is a statement of policies for individual and business conduct and does not in any way constitute an employment contract or an assurance of continued employment. As Employees of the Firm, you are employed at will even when you are covered by an express, written employment agreement. This means that you may choose to resign your employment at any time, for any reason or for no reason at all. Similarly, the Firm may choose to terminate your employment at any time (subject, in the case of certain Employees, to notice periods specified in such Employee’s employment agreement), for any legal reason or for no reason at all, subject to the notice requirements and any other covenants you may have with the Firm.

2. Meeting Our Shared Obligations

Each of us is responsible for knowing and understanding the policies and guidelines contained in the Code. If you have questions, ask them; if you have ethical concerns, raise them. Our conduct should reflect the Firm’s values, demonstrate ethical leadership, and promote a work environment that upholds the Firm’s reputation for integrity, ethical conduct and trust.

B. Responsibility to Our Organization and Its Clients

Employees are expected to advance the interests of the Firm’s Clients and avoid any conflicts with the interests of those Clients. As such, Employees are required to complete a conflicts questionnaire at the time their employment by the Firm commences to help Fortress monitor any potential conflicts of interest. Employees must immediately notify the Legal and Compliance Department if the information on this questionnaire changes. This form is included as “Attachment B.”

1. Conflicts of Interest Generally

The identification and management of conflicts of interest are commitments that the Firm has made to each of its Clients, and are fundamental considerations in all of the Firm’s investment advisory activities. Broadly speaking, a conflict of interest may be present whenever the interests of an Employee or the Firm are inconsistent with, or appear to be inconsistent with, those of a Client, or when the interests of one Client appear to be inconsistent with those of another Client. Conflicts of interest, if not properly addressed, can cause serious harm to the Firm and its Clients. Even the mere appearance of a conflict of interest (i.e., where no conflict may actually exist) can call into question the objectivity of the Firm and its Employees, resulting in potentially irreversible damage to the Firm’s reputation. Due to the importance of appropriately identifying and addressing potential conflicts of interest between Clients or between the Firm and its Clients, a senior member of the Firm’s Legal and Compliance Department is dedicated to monitoring and reviewing such matters. As such, it is the responsibility of every Employee to assist in identifying actual or potential conflicts of interest associated with the Firm’s investment advisory business and promptly bring any such issues to the attention of an appropriate member of the Legal and Compliance Department.

2. Personal Conflicts of Interest

In order to maintain the highest degree of integrity in the conduct of the Firm’s business and to maintain your independent judgment, you must avoid any activity or personal interest that creates or appears to create a conflict between your personal interests and the interests of the Firm’s Clients. A conflict of interest may arise whenever your private interests interfere in any way, or even appear to interfere, with the interests of any Client, including if you take actions or have interests that make it difficult for you to objectively and effectively perform your work on behalf of the Firm. You should never act in a manner that could cause you to lose your independence and objectivity or that could adversely affect the confidence of your fellow Employees, other persons with whom we conduct the Firm’s business, or the integrity of the Firm or its procedures. Although we cannot list every conceivable conflict, the following are some common examples that illustrate actual or apparent conflicts of interest that should be avoided:

Improper Personal Benefits from the Firm

Conflicts of interest arise when any Employee, or a member of his or her family, receives improper personal benefits as a result of his or her position in or in relation to the Firm. You may not accept any benefits from the Firm that have not been duly authorized and approved pursuant to Firm policy and procedure (see Chapter 5 for the Firm’s Gifts and Entertainment Policy), including any Firm loans or guarantees of your personal obligations.

Financial Interests in Other Businesses

Employees may not have an ownership interest in any other enterprise if that interest compromises or appears to compromise the Employee’s loyalty to the Firm. For example, you should not own an interest in any enterprise that is a significant competitor with our Firm (it being understood that large financial institutions with multiple business lines shall not be considered significant competitors of the Firm for these purposes by reason of their having some overlapping areas of business) without first clearing any transaction in the securities of such a Firm with the General Counsel or Chief Compliance Officer. You may not own an interest in a company that does significant amounts of business with the Firm (such as an entity that is a significant source of Firm investments) without the prior written approval of the General Counsel or the Chief Compliance Officer. Subject to the requirement to clear any transaction in securities in accordance with the Firm’s trading policies, it is not typically considered a conflict of interest to make investments while employed by the Firm with a total value of no more than the greater of five percent (5%) of your net annual compensation or $25,000 in significant competitors or entities that are significant sources of investments to the Firm where such entities are listed on a national or international securities exchange.

Business Arrangements with the Firm

Without the prior written approval of the General Counsel or Chief Compliance Officer, you may not sell to or purchase from the Firm any securities or other property, or personally participate in a joint venture, partnership or other business arrangement with the Firm.

Outside Employment, Directorships, or Activities With a Competitor Other than with the prior written consent of the General Counsel or the Chief Compliance Officer, simultaneous employment by any other entity, or serving as a director or on the creditors’ committee of any company is strictly prohibited. Serving as a director or officer or on the creditors’ committee of a company with publicly traded securities, for example, can create collateral issues, including potential insider trading liability, for both the Firm and the Employee serving in such capacity. Similarly, you should avoid engaging in any activity that one would reasonably expect to advance a competitor’s interests over that of the Firm’s. As such, it is imperative that, prior to agreeing to serve in any such capacity, Employees consult with and obtain written approval from (i) the Firm’s Chief Compliance Officer or General Counsel, and (ii) that Employee’s business manager. Please note that the Firm may require that the Employee obtain indemnities from the company at issue and satisfy other conditions as a condition to approval. In general, approval for this type of activity will be rare.

Ultimately, it is your responsibility to consult with the General Counsel or the Chief Compliance Officer, and your manager, to determine whether a planned activity will compete impermissibly with any of the Firm’s business activities before you pursue the activity in question.

Charitable, Government and Other Outside Activities

The Firm encourages all Employees to participate in projects and causes that further the welfare of our local communities. However,

you must obtain the prior approval of the General Counsel or the Chief Compliance Officer before serving as a director or trustee of any charitable, not-for-profit, for-profit, or other entity or before running for election or seeking appointment to any government-related position.

Family Members Working In the Industry

You may find yourself in a situation where your spouse or significant other, your children, parents or in-laws, or someone else with whom you have a familial relationship is employed by a competitor of or entity with a significant business relationship with the Firm. Such situations are not prohibited but they call for extra sensitivity to security, confidentiality and conflicts of interest. There are several factors to consider in assessing such a situation, including without limitation: the relationship between the Firm and the competitor or entity; the nature of your responsibilities in respect of the Firm and those of the other person; and the access each of you has to your respective employer's confidential information. Such a situation, however harmless it may appear to you, could arouse suspicions among your associates that might affect your working relationships. The very appearance of a conflict of interest can create problems, regardless of the propriety of your behavior. To remove any such doubts or suspicions, you must disclose your specific situation to the General Counsel or the Chief Compliance Officer to assess the nature and extent of any concern and how it can be managed and/or resolved.

3. Potential Firm Conflicts of Interest

There are a variety of situations in which the Firm may be viewed as having a conflict of interest, including, for example: (i) decisions about whether and how to allocate limited investment opportunities among Clients; (ii) causing a Client to enter into a transaction with another Client and (iii) making decisions for one Client that appear inconsistent with decisions made for another (e.g., buying an asset for one Client while selling the same asset for another or selling an asset of one Client while continuing to hold the same asset for another).

This is not an exhaustive list of situations that may give rise to a Firm related conflict of interest, and you should not view it as such. It is merely intended to be illustrative of some of the ways in which potential Firm related conflicts might arise and to sensitize you to the general issue. Ultimately, each of us is responsible for helping to identify Firm related conflicts of interest and promptly raising them with an appropriate member of the Legal and Compliance Department.

4. Corporate Opportunities

Employees owe a duty to the Firm to advance its legitimate interests when the opportunity to do so arises. As such, you may not: take for yourself opportunities that are expressly offered to you based on the fact that you are an Employee of the Firm (unless approved by the Chief Compliance Officer or General Counsel); take for yourself any limited investment opportunity that would be appropriate for one or more Clients; use corporate property, Firm information or your position for personal gain; or compete with the Firm in any manner if doing so would breach your or the Firm’s obligations to any Client.

5. Entertainment, Gifts and Gratuities

When you are involved in making business decisions on behalf of the Firm, your decisions must be based on uncompromised objectivity of judgment. Employees that have business interactions with any other person (including sources of investment opportunities and financing sources) must conduct such activities in the best interests of the Firm. Employees must not accept any gifts, entertainment or gratuities that could influence or be perceived to influence the Firm’s investment or financing decisions. Unsolicited gifts and business courtesies, including meals and entertainment, are only permissible if they are customary and commonly accepted business courtesies not excessive in value and given and accepted without an express or implied understanding that you are obligated in some manner as a result of accepting the gift. Gifts that are extravagant in value or unusual in nature should not be accepted without the prior approval of the General Counsel or the Chief Compliance Officer. Please refer to Chapter 5 of this Manual for further discussion of gifts and entertainment and Fortress’s Gifts and Entertainment Policy.

6. Firm Books and Records

You must complete all documents relating to Firm business accurately and in a timely manner. When applicable, documents must be properly authorized. You must record the Firm's financial activities in compliance with all applicable laws and accounting standards. The making of false or misleading entries, records or documentation is strictly prohibited. You must never create a false or misleading report or make a payment or establish an account on behalf of the Firm with the understanding that any part of the payment or account is to be used for a purpose other than as described by the supporting documents.

7. Record Retention Regarding Lawsuits or Government Investigations

If any Employee becomes aware of any “Pending Legal Matter” (a “Pending Legal Matter” is any existing, threatened or imminent lawsuit, proceeding or government or regulatory investigation involving the Firm), he or she must immediately contact the Chief Compliance Officer or General Counsel. Once an Employee becomes aware of a Pending Legal Matter, he or she must take immediate and affirmative action to preserve all records that are potentially relevant to the Pending Legal Matter, including, but not limited to, drafts, working copies, any electronic data (including e-mail, Word documents, Excel spreadsheets, etc.) and hand written notes. The General Counsel or Chief Compliance Officer will subsequently take steps to identify and preserve records that may be relevant to such Pending Legal Matter. Such records shall be retained until the Chief Compliance Officer or General Counsel advises otherwise, whether or not this Manual or another Firm policy would otherwise provide for the destruction of such records in the ordinary course of business. As appropriate, the Chief Compliance Officer or General Counsel will notify all Employees who may have custody of relevant records and instruct them to preserve all such records until further notice. Once an Employee is so notified, or otherwise becomes aware of a Pending Legal Matter, he or she must immediately and affirmatively take steps to preserve, as described in the preceding paragraph, all potentially relevant records. Destruction of such records, even if inadvertent, could seriously prejudice the Employee and the Firm and could in certain cases subject the Firm and/or the individual to substantial criminal and civil liability. Any questions regarding whether a record is relevant to a

Pending Legal Matter should be directed to the Chief Compliance Officer or General Counsel. Employees who violate this policy will be subject to discipline up to and including termination. The Firm’s overall record retention policy is contained in Chapter 12 of this Manual.

8. Confidential Information

All Firm Employees may learn, to a greater or lesser degree, facts about the Firm’s business, plans, operations or “secrets of success” that are not known to the general public or to competitors. Sensitive information such as investment performance data, strategic plans, financing techniques, transaction sourcing methods and investor identities are some examples of the Firm's confidential information or trade secrets. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Firm, if disclosed. During the course of performing your responsibilities, you may obtain information concerning possible transactions with other companies or receive confidential information concerning other companies, which the Firm may be under an obligation to maintain as confidential. You must maintain the confidentiality of information entrusted to you by the Firm except when disclosure is authorized or legally mandated. Employees who possess or have access to confidential information or trade secrets must:
• Not use the information for their own benefit or the individual benefit of persons inside or outside the Firm.
• Carefully guard against disclosure of that information to people outside the Firm. For example, you should not discuss such matters with family members or business or social acquaintances or in places where the information may be overheard, such as taxis, public transportation, elevators or restaurants.
• Not disclose confidential information to another Employee unless the Employee needs the information to carry out Firm business.

Please note that confidential information may be received by the Firm in a variety of ways, and all information may be considered confidential regardless of the method of delivery. The most common methods through which confidential information is delivered by third parties is via hard copy documents, email and verbally. However, information may be provided by third parties in other ways, including via internet sites such as Syndtrak or Intralinks, and that information may also be of a confidential nature. In the case of Syndtrak, Intralinks, or other similar internet sites, it is customary for the provider of information on those sites to require that you “click through” a confidentiality agreement before accessing the information. Such confidentiality agreements, like all confidentiality agreements entered into by the Firm, must first be sent to a member of the Legal and Compliance Department who is responsible for negotiating such agreements. Of course, regardless of whether the party sending you information considers it confidential, you are still bound by your confidentiality agreement with Fortress and are therefore prohibited from sharing such information with outside parties. In addition, Confidentiality Agreements are commonly used when the Firm needs to disclose confidential information to others. A Confidentiality Agreement puts the person receiving confidential information on notice that he or she must maintain the secrecy of such information. If, in doing business with persons not employed by the Firm, you foresee that you may need to disclose confidential information, you should contact the General Counsel or the Chief Compliance Officer and discuss the utility of entering into a Confidentiality Agreement.

Your obligation to treat information as confidential does not end when you leave the Firm. Upon the termination of your employment, you must return everything that belongs to the Firm, including all documents and other materials containing Firm confidential information. You must not disclose confidential information to a new employer or to other persons after ceasing to be an Employee. Nothing contained herein limits in any way any other confidentiality obligations imposed upon you by agreement with the Firm or by law. You may not disclose to the Firm the confidential information of any previous employer, nor may you encourage any other Employee (or prospective Employee) to disclose the confidential information of their previous employer (or current employer, as the case may be). Of course, you may use general skills and knowledge acquired during your previous employment.

9. Trademarks, Copyrights And Other Intellectual Property

(a) Trademarks

The Firm’s logos are examples of Firm trademarks. You must always properly use our trademarks and advise the Chief Compliance Officer or the General Counsel when you suspect that others may be infringing on Firm trademarks. Likewise, Employees must not infringe on the trademarks of third parties.

(b) Copyright Compliance

All software or other programs created by you in connection with your employment by the Firm or provision of services to the Firm, including quantitative or computer based trading models, are “works for hire” and are the sole property of the Firm. You understand that you have no right, title or interest in any intellectual property created by you in connection with your employment by or provision of services to the Firm unless otherwise expressly agreed to in writing by the Firm’s General Counsel. Works of authorship such as books, articles, drawings, computer software and other such materials may be covered by copyright laws. It is a violation of those laws and of the Firm’s policies to make unauthorized copies of, or derivative works based upon, copyrighted materials. The absence of a copyright notice does not necessarily mean that the materials are not copyrighted. The Firm licenses the use of much of its computer software from outside companies. In most instances, this computer software is protected by copyright. You may not make, acquire or use unauthorized copies of computer software. Any questions concerning copyright laws should be directed to the General Counsel or the Chief Compliance Officer.

(c) Intellectual Property Rights of Others

It is Firm policy not to infringe upon the intellectual property rights of others. When using the name, trademarks, logos or printed materials of another firm, including any such uses on the Firm's website, you must do so properly and in accordance with applicable law.

10. Responding to Inquiries from the Press and Others

Employees who are not official Firm spokespersons may not speak with the press, securities analysts, other members of the financial community, shareholders or groups or organizations as a

Firm representative unless specifically authorized to do so in the course of his or her duties. Requests for financial or other information about the Firm from the media, the press, the financial community, or the general public should be referred to the Firm’s Corporate Communications Officer.

11. Responding to Inquiries from the Government or Other Regulatory Authorities

All requests for information from any regulatory organization or the government should immediately be referred to the General Counsel or Chief Compliance Officer (or their respective designee). No Firm Employees should communicate with any regulatory organization or governmental agency without first consulting with a member of the Firm’s Legal and Compliance Department.

12. Fair Dealing

The Firm depends on its reputation for quality, service and integrity. The way we deal with the sources of our investments, financing opportunities, and our investors molds our reputation, builds long-term trust and ultimately determines our success. We must never take unfair advantage of others through manipulation, concealment, affirmative misrepresentation of material facts or any other unfair dealing practice.

13. Personal Trading

The Firm has adopted a personal trading policy, which governs Firm Employees’ personal trading practices. Among other things, the personal trading policy requires all of the Firm’s Employees to: (1) submit initial, quarterly, and annual reports that disclose all personal securities holdings and transactions to the Compliance Department and (2) obtain pre-approval from the Compliance Department before making any personal investments in any security. The Firm’s personal trading policy is set forth in greater detail in Chapter 4 of this Manual.

14. Insider Trading

You are prohibited by Firm policy and by law from buying or selling securities for any Client or for your personal account at a time when you are in possession of “material non-public information.” Such prohibited conduct is known as “insider trading.” Passing such information on to someone who may in turn buy or sell securities – known as “tipping” – is also illegal. The prohibitions against insider trading and tipping apply to the securities of public companies managed by the Firm and any other publicly traded company. Information is “material” if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding a securities transaction. A more detailed discussion of the Firm’s policy on Insider Trading is located in Chapter 3 of this Manual, which is incorporated herein by reference and is a part of this Code.

15. Intentional Spread of False Rumors

While the Firm appreciates that rumors and other market information, which may be difficult or impossible to verify in a particular instance, are a common feature of the capital markets, it is against Firm policy and proscribed by the antifraud provisions of the securities laws to intentionally spread false rumors (i.e., rumor-mongering) with the intent of influencing the price of a given security (positively or negatively). By way of example, it is unlawful and against Firm policy to intentionally spread negative false information about a given issuer in order to drive the price of that issuer’s securities down, thereby profiting (through short sales and the like). To that end, you should not disseminate information in the marketplace that you know to be false and, to the extent you receive such information, you should promptly notify a member of the Legal and Compliance Department. Similarly, to the extent that you receive an inquiry that asks you to confirm a rumor regarding the Firm, you should not respond and refer the individual making such inquiry to the Chief Compliance Officer or General Counsel.

C. Interacting With Government

1. Prohibition on Gifts to Government Officials and Employees

The various branches and levels of government have different laws restricting gifts that may be provided to government officials and government employees, including meals, entertainment, transportation and lodging,. You are prohibited from providing gifts, meals or anything of value to government officials or employees or members of their families without prior written approval from the General Counsel or the Chief Compliance Officer.

2. Political Contributions and Activities

Laws of certain jurisdictions may prohibit the use of Firm funds, assets, services, or facilities on behalf of a political party or candidate. Payments of Firm funds to any political party, candidate or campaign may only be made if permitted under applicable law and approved in writing and in advance by the General Counsel or the Chief Compliance Officer. Your work time may be considered the equivalent of a contribution by the Firm. Therefore, you will not be paid by the Firm for any time spent running for public office, serving as an elected official, or campaigning for a political candidate. Nor will the Firm compensate or reimburse you, in any form, for a political contribution that you intend to make or have made. In addition, all Fortress employees must seek pre-approval for any personal political donations that you or your spouse wish to make to candidates running for or occupying an office at any level of government in both the U.S. (i.e., local, state or federal) and abroad. This Policy also extends to donations made to a party or committee. To obtain pre-approval, please send an email request to PD@fortress.com, and include the following information: (1) the name of the candidate; (2) the office for which the candidate is running (including the locale of the election); (3) the office in which the candidate currently sits, if applicable; and (4) the amount you wish to donate.

3. Lobbying Activities

Laws of some jurisdictions require registration and reporting by anyone who engages in a lobbying activity. Generally, lobbying includes: (1) communicating with any member or employee of a legislative branch of government for the purpose of influencing legislation; (2)

communicating with certain government officials for the purpose of influencing government action; or (3) engaging in research or other activities to support or prepare for such communication. So that the Firm may comply with applicable lobbying laws, you must notify the General Counsel or the Chief Compliance Officer before engaging in any activity on behalf of the Firm that might be considered “lobbying” as described above.

4. Bribery of Foreign Officials – Anti-Corruption Policy

Firm policy, the U.S. Foreign Corrupt Practices Act (the “FCPA”), and the laws of many other countries prohibit the Firm and its officers and agents, as well as Firm employees, from giving or offering to give money or anything of value to a foreign official, a foreign political party, a party official or a candidate for political office in order to influence official acts or decisions of that person or entity, to obtain or retain business, or to secure any improper advantage. Please see Chapter 6 of this Manual for further information with respect to the Firm’s Anti-Corruption Policy.

5. Compliance with Applicable Securities Laws

In addition to the general principles of conduct stated in this Code and the specific trading restrictions and reporting requirements described in Chapter 4 of this Manual, this Code requires all Employees to comply with applicable securities laws. These laws include without limitation the Securities Act of 1933 (the “Securities Act”), the U.S. Securities and Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the 40 Act, the Investment Advisers Act, Title V of the Gramm-Leach-Bliley Act of 1999, the Bank Secrecy Act as it applies to private investment funds and investment advisers and any rules adopted thereunder, and any rules adopted by the U.S. Securities and Exchange Commission under any of the aforementioned statutes. In addition, non U.S. Employees may be subject to both U.S. laws and regulations as well as the laws and regulations of the jurisdiction in which they reside and/or operate. Similarly, U.S. Employees may also be subject to foreign legal and regulatory regimes, depending on the nature and scope of their Employment activities. Thus, it is incumbent upon every Employee to be aware of the relevant laws and regulations that apply to their Employment activities and, when in doubt, to consult with a member of the Firm’s Legal and Compliance Department.

6. Compliance with Applicable Anti-Trust Law

In addition to the general principles of conduct stated in this Code, Firm Employees must also comply with applicable state and federal anti-trust (or competition) laws, including without limitation the Sherman Anti-Trust Act of 1890, the Clayton Act and the Federal Trade Commission Act (collectively, “Anti-Trust Law”). Anti-Trust Law has three general objectives: (1) prohibiting agreements or practices that restrict free trade and competition between business entities, (2) banning abusive behavior by a firm dominating a market, or anticompetitive practices that tend to lead to such a dominant position, and (3) supervising the mergers and acquisitions of large corporations, including some joint ventures, that are considered to threaten the competitive process. Each Employee has an obligation to comply with applicable Anti-Trust Law. Violations can carry serious consequences for both you and the Firm. Each Employee’s full compliance with these requirements and commitment to seek qualified guidance, when appropriate, will protect Fortress's reputation in the business community. If you have questions regarding the applicability of Anti-Trust Law to a particular situation, you should seek guidance from a member of the Legal and Compliance Department.

D. Anti-Boycott Policy

Fortress's policy is to comply with all applicable requirements of the Export Administration Act ("EAA") and the Tax Reform Act ("TRA") of 1976 (collectively, the “Antiboycott laws”). Violations of these laws and regulations will not be tolerated and may subject you to civil liability and disciplinary action up to and including termination of employment.

1. Anti-Boycott Laws Generally

The Anti-boycott laws were designed to deter U.S. firms from participating in foreign boycotts that the U.S. does not sanction. Specifically, the EAA prohibits covered persons from participating in restrictive trade practices or boycotts imposed by foreign countries that are not sanctioned by the United States and imposes certain reporting obligations on covered persons that receive such requests. The TRA denies certain tax benefits to U.S. taxpayers who, directly or through foreign affiliates, participate in or cooperate with an unsanctioned international boycott.  The Arab League boycott of Israel is the principal foreign economic boycott that the U.S. companies must be concerned with today. The Anti-boycott laws, however, apply to all boycotts unsanctioned by the United States.

2. Obligation to Report Boycott Requests

The EAA requires the Firm and its Employees to report quarterly any requests they have received to take any action to comply with, further, or support an unsanctioned foreign boycott. The TRA requires taxpayers to report all “operations” in, with, or related to a boycotting country or its nationals, and also to report requests received and actual agreements to participate in or cooperate with an international boycott. The required report is part of the Firm’s annual federal income tax return. The Department of the Treasury publishes a quarterly list of “boycotting countries.”

3. Illustrative Boycott Requests

All Fortress Employees involved in international activities should be alert to any attempt by parties with whom we deal to include prohibited boycott terms, conditions, or language in any of our contractual or financial documents or arrangements. If boycott provisions are detected or suspected, they should be promptly identified to the Firm’s Chief Compliance Officer. The U.S. Anti-boycott laws apply to both existing and prospective investors and counterparties. As such, inquiries from current or prospective investors or counterparties as to whether the Firm (or a particular Client thereof) invests or otherwise does business in certain jurisdictions (e.g., Israel) may also give rise to reporting obligations under the Anti-boycott laws. To the extent an Employee receives an inquiry from an existing or prospective investor or counterparty of that nature, such Employee must immediately report the inquiry to the Firm’s Chief Compliance

Officer. The following are some examples of boycott requests that may give rise to a reporting obligation:

(a) supplying information on business relations with Israel;
(b) certifying that someone does not do business with Israel;
(c) certifying that no Israeli capital is involved in the proposed activity;
(d) agreeing to comply with the laws of a boycotting country;
(e) inquiries as to nationality or religion of company employees, investors, stockholders, or directors;
(f) agreeing not to do business with any company because its ownership or management includes persons of a particular nationality, race, or religion; or
(g) agreeing not to hire persons of a particular nationality, race, or religion.

This list is by no means exhaustive and illustrates the many forms that prohibited boycott proposals and provisions may take. If in doubt about a particular matter, seek the advice of the Firm’s Chief Compliance Officer.

4. Seek Guidance

Each Employee has an obligation to comply with the Anti-boycott laws and regulations. Violations can carry serious consequences for both you and the Firm. Each Employee’s full compliance with these requirements and commitment to seek qualified guidance, when appropriate, will foster our international sales efforts and safeguard Fortress's ability to successfully and ethically pursue international business opportunities

E. Implementation Of The Code

1. Responsibilities

While each of us is individually responsible for putting the Code to work, we need not go it alone. The Firm has a number of resources, people and processes in place to answer your questions and guide you through difficult decisions. Copies of this Code are available from the Compliance Department.

2. Seeking Guidance

This Code cannot provide definitive answers to all your questions. If you have questions regarding any of the policies discussed in this Code, or if you are in doubt about the best course of action in a particular situation, you should seek guidance from your supervisor or from a member of the Legal and Compliance Department.

3. Reporting Violations

If you know of or suspect a violation of applicable laws or regulations, the Code, or any of the Firm's related policies, you must immediately report that information to the General Counsel or the Chief Compliance Officer. No Employee will be subject to retaliation as a result of a good faith report of suspected misconduct. In addition, in connection with Fortress’s status as a publicly-traded company, the Firm has adopted an Accounting and Auditing Whistleblower Policy, a copy of which is provided to and acknowledged by new employees. In accordance with this policy, Fortress expects its Employees to report any known or suspected misconduct with respect to the Firm accounting or auditing matters and should submit good faith reports of such information without fear of dismissal or retaliation of any kind.

4. Investigations of Suspected Violations

All reported violations will be promptly investigated and treated confidentially to the greatest extent possible. It is imperative that reporting persons not conduct their own preliminary investigations. Investigations of alleged violations may involve complex legal issues, and acting on your own may compromise the integrity of an investigation and adversely affect both you and the Firm.

5. Discipline for Violations

The Firm intends to use significant effort to prevent conduct that does not conform with this Code and to halt any such conduct that may occur as soon as reasonably possible after its discovery. Employees who violate this Code or other Firm policies and procedures may be subject to disciplinary actions, up to and including discharge. In addition, disciplinary measures, up to and including discharge, may be taken against anyone who directs or approves infractions or has knowledge of them and does not promptly report and/or correct them in accordance with Firm policy.

6. Waivers of the Code

The Firm will waive application of the policies set forth in this Code, in its discretion, where the circumstances warrant granting a waiver. Such waivers may only be granted, in writing, by either the General Counsel or Chief Compliance Officer.

7. No Rights Created

This Code is a statement of the fundamental principles and key policies and procedures that govern the conduct of Employees. It is not intended to and does not create any rights in any Employee, person with whom the Firm has a business relationship (including a Firm Client or counterparty), competitor, investor or any other person or entity.

8. Individual Responsibility

Ultimate responsibility to assure that we as a Firm comply with the many laws, regulations and ethical standards affecting our business rests with each of us. You must become familiar with and conduct yourself strictly in compliance with those laws, regulations and standards and the Firm's policies and guidelines pertaining to them.

CHAPTER 3: CODE OF BUSINESS CONDUCT AND ETHICS – POLICY AGAINST INSIDER TRADING

Please note that this Policy Against Insider Trading is a part of the Firm’s Code of Business Conduct and Ethics, which spans Chapters 2 through 4 of this Manual.

A. Explanation and Background on Insider Trading

Federal and state securities laws prohibit both the Firm and our Employees from trading securities – including equity and debt securities, structured products and derivative instruments – for ourselves or for others (including Clients) based on material non-public information, also known as “inside information.” These laws also prohibit the dissemination of inside information to others who may use that knowledge to trade securities (also known as “tipping”). Thus, failing to honor confidentiality obligations or misusing confidential information, among other things, can give rise to liability under applicable law. These prohibitions apply to all Employees and extend to activities within and outside of your duties at the Firm. If you learn of information that you believe may be considered material non-public information, you should immediately contact a member of the Legal and Compliance Department. These procedures are intended to prevent the use of material, non-public information by Firm personnel and to detect and prevent any violations of the prohibition on insider trading. Trading securities while in possession of material, non-public information, or improperly communicating that information to others, may result in consequences, including criminal penalties, for the individual who commits the violation, for that individual’s employer or other “control persons,” and for people who “tip” or otherwise assist that individual. Moreover, the Securities and Exchange Commission can recover the profits gained or losses avoided, impose a penalty of up to three times the illicit windfall, and issue an order permanently barring you from the securities industry as a result of such improper trading. Finally, you may be sued by investors seeking to recover damages for insider trading violations. The requirements contained in these procedures apply to securities trading and information handling by all Employees. It is also worth noting that insider trading issues can arise in connection with the purchase or sale of privately traded stocks or bonds (in addition to publicly traded securities, which is what one tends to generally think of when contemplating insider trading issues).

It is also bear mentioning that the Firm regularly transacts in bank debt instruments. Though such instruments are not considered “securities” under U.S. Securities law and, therefore, not subject to the insider trading laws and regulations discussed throughout this Chapter, transacting in bank debt instruments while in possession of material non-public (or “inside”) information can still give rise to general fraud liability for both the Employee at-issue and the Firm. As such, it is incumbent on any Employee who is in possession of “inside information” to consult with a member of the Legal and Compliance Department before transacting in a bank debt instrument. The laws that address insider trading are not always clear and are continuously developing. An individual legitimately may be uncertain about the application of the rules in a particular circumstance. Asking a single question can often prevent disciplinary action or complex legal problems. For these reasons, you should notify the General Counsel or the Chief  Compliance Officer immediately if you have any reason to believe that a violation of these procedures has occurred or is about to occur, or if you have any questions regarding the applicability of these procedures.

1. Policy on Insider Trading

No person to whom these procedures apply may trade, either personally or on behalf of others (such as Clients), while in possession of material, non-public information, nor may any Employee communicate material, non-public information to others in violation of the law.

What is Material Information?

It is not possible to define all categories of Material Non-public Information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding a securities transaction. While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be handled with due care. Examples of such information may include:

• Financial results
• Known but unannounced future earnings or losses
• Execution or termination of significant contracts with distributors, collaborators and other business partners
• News of a pending or proposed merger or other acquisition
• News of the disposition, construction or acquisition of significant assets
• Impending bankruptcy or financial liquidity problems
• Patent or other intellectual property milestones
• Scientific achievements or other developments from research efforts
• Significant developments involving corporate relationships
• Changes in dividend policy
• New product announcements of a significant nature
• Significant product defects or modifications
• Share splits
• New equity or debt offerings
• Positive or negative developments in outstanding litigation
• Significant litigation exposure due to actual or threatened litigation
• Major changes in senior management.

Either positive or negative information may be material. It is important to remember that materiality will be judged with the benefit of hindsight. Therefore, questions concerning the materiality of particular information should be resolved in favor of materiality.

What is Non-public Information?

Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors, such as by a press release or a filing with the SEC. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. Even after nonpublic information has been effectively disclosed, a reasonable period of time must elapse in order for the market to react to the information.

Identifying Non-public Information

Before executing any trade for yourself or others, including any Client, you must determine whether you have access to material, non-public information. If you think that you might have access to material, non-public information, you should take the following steps:

• Report the information and proposed trade immediately to the Chief Compliance Officer, the General Counsel or another member of the Legal and Compliance Department.
• Do not purchase or sell the securities on behalf of yourself or others, including Clients.
• Do not communicate the information inside or outside the Firm, other than to the Chief Compliance Officer, the General Counsel or another member of the Legal and Compliance Department.
• After the Chief Compliance Officer or the General Counsel has reviewed the issue, he or she will determine whether the information is material and non-public and, if so, what action should be taken. You should consult with the Chief Compliance Officer or the General Counsel before taking any action or engaging in any transaction potentially involving non-public information relating to a company with traded securities. This degree of caution will protect you, our Clients and the Firm.

2. Contact with Companies with Traded Securities

Contacts with companies with traded securities represents an important part of our research effort. The Firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues can arise when interacting with a Company with traded securities, so it is important that you consult with a member of the Legal and Compliance Department regarding such interactions.

3. Tender Offers

Tender offers in particular present greater insider trading risk for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company's securities. Trading during this time period is therefore more likely to attract regulatory attention, which, in turn, produces a disproportionate percentage of insider trading cases. Second, the SEC has adopted a rule that expressly forbids trading and “tipping” while in possession of material, non-public information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Firm personnel should exercise particular caution any time they become aware of non-public information relating to a tender offer and should contact a member of the Legal and Compliance Department immediately if you believe you have received such information.

4. Fortress Managed Collateralized Debt and Loan Vehicles

The Firm currently serves as the manager of various collateralized debt and collateralized loan vehicles (also known as “CDOs” or “CLOs”). No Firm Employee may transact in the securities of any collateralized debt and/or loan vehicle managed by the Firm without obtaining approval from a member of the Firm’s Legal and Compliance Department and (i) offering to provide any information in the Firm’s possession regarding such financing vehicle to the prospective counterparty, and (ii) having the prospective counterparty acknowledge in writing that the Firm offered to make the private information in its possession related to the vehicle available and that they have elected to receive or not to receive it, as the case may be.

5. Entering into Confidentiality Agreements on Behalf of the Firm

Prior to entering into any confidentiality agreement on behalf of the Firm, you must obtain authorization from a member of the Legal and Compliance Department who is responsible for the negotiation of such agreements. Prior to authorizing the execution of a confidentiality agreement with respect to a company with traded securities, a member of the Legal and Compliance Department will conduct a conflicts check with the Firm and its Clients. (A “conflict” will generally be found where the Firm has existing Client positions or contemplated Client transactions with respect to the securities of the issuer(s) to which the confidentiality agreement relates.) If there are no apparent conflicts, or once any conflicts have been resolved, the Legal and Compliance Department may (subject to the resolution of any other outstanding issues) authorize the execution of the confidentiality agreement. Unless the General Counsel or Chief Compliance Officer (or their respective designees) determine otherwise, any time the Firm executes a confidentiality agreement with respect to an issuer with traded securities, the issuer(s) to which the confidentiality agreement relates will be placed on the Firm’s Restricted Trading List.

6. The Restricted Trading List

The Restricted Trading List is a list of all issuers with respect to which the Firm has decided it is either legally necessary or otherwise prudent to prohibit trading activity by the Firm or its Employees relating to that issuer. Other than as described below, Employees are prohibited from trading for their own account or for any Client in the securities of any issuer on the Restricted Trading List.

7. Inclusion on the Restricted Trading List

Whenever the Firm obtains any material non-public information or signs a confidentiality agreement (as described in paragraph 4 above) relating to an issuer with traded securities, the relevant issuer(s) will be placed on the Restricted Trading List. Company names are sometimes added to the Restricted Trading List out of an abundance of caution, even at a point when the Firm may not be in possession of material non-public information; notwithstanding the foregoing, trading in the securities of an issuer that is on the Restricted Trading List is not permitted without consulting the General Counsel or the Chief Compliance Officer and obtaining their agreement to remove the issuer from the Restricted Trading List (or to otherwise permit limited trading as described in the paragraph immediately below). The Chief Compliance Officer may from time to time add an issuer to the Restricted Trading List for various reasons having nothing to with material non-public or confidential information (e.g., when a Fund is close to owning 10% or more of an issuer’s equity securities and the Firm desires to remain below the 10% threshold). In such cases, the Chief Compliance Officer may authorize certain traders to continue trading in the particular issuer notwithstanding the fact that the particular issuer appears on the Restricted Trading List. Such authorization must be obtained prior to conducting any trades in such issuer and must be in writing from the Chief Compliance Officer. Any determination to remove a company from the Restricted Trading List must be approved by the Chief Compliance Officer or the General Counsel.

8. Distribution of the Restricted Trading List

The Restricted Trading List is distributed to all Employees whose job function requires that such person monitor the Restricted Trading List. If you do not receive the Restricted Trading List and you believe that your investment activities on behalf of the Firm require that you receive a distribution of the Restricted Trading List, please contact the Chief Compliance Officer immediately. As new Employees whose function requires that they monitor the list are hired, they are added to the distribution list. Additionally, the Firm has developed an application known as “SHORES”, which is used by traders to determine whether a particular company is on the Restricted Trading List. Additional information regarding SHORES is set forth in Chapter 8 of this manual.

9. Instructions Accompanying the Restricted Trading List

Every time the Restricted Trading List is circulated, it is accompanied by the following statement (or a substantially similar statement): “Attached is the Firm’s current Restricted Trading List, which contains a list of all issuers with respect to which the Firm is prohibited from trading, and supersedes all prior lists. Additions since the last distribution are highlighted in red, and deletions since the last distribution are highlighted in green. Employees are prohibited from sharing the contents of the list (in whole or in part) with any third party, and may not rely on the list for personal trading clearance. If you have any questions about the restricted trading list, please contact a member of the Legal and Compliance Department.”

10. Training of New Employees

As the Firm hires new Employees who are responsible for monitoring the Restricted Trading List, the Chief Compliance Officer (or his or her designee) will meet with them and explain that the Firm has a Restricted Trading List, what the Restricted Trading List means, and their responsibilities with respect to it. Each such Employee should understand that it is their individual responsibility to check the Restricted Trading List through SHORES, prior to placing any trades and to check with the Chief Compliance Officer if they have any questions about the Restricted Trading List.

11. Ongoing Training

On a periodic basis, the Chief Compliance Officer (or his or her designee) will conduct a training session, either individually or as part of a group, with all personnel who participate in effecting trades in publicly traded securities.

12. Auditing for Compliance

After the end of each trading day, the Compliance Department reviews any trades in the securities of issuers who are on the Restricted Trading List. If trades in violation of this policy are discovered, the Chief Compliance Officer (or his or her designee) will interview the Employee who entered such trades to determine the facts and circumstances surrounding the transaction in order to conclude whether there was a violation of Firm policy. If necessary, the Chief Compliance Officer (or his or her designee) will immediately notify the General Counsel and other relevant business personnel.

CHAPTER 4: CODE OF BUSINESS CONDUCT AND ETHICS – PERSONAL TRADING POLICY

Please note that this Personal Trading Policy is a component of the Firm’s overall Code of Business Conduct and Ethics, which spans Chapter 2 through 4 of this Manual.

A. Introduction

The Firm has adopted the following Personal Trading Policy (“Personal Trading Policy”), which addresses personal trading by all Firm Employees and long-term consultants (i.e., consultants that are engaged by the Firm for more than six consecutive months). In addition to setting forth personal trading guidelines, this Personal Trading Policy requires all of the Firm’s Employees: (1) to submit to the Compliance Department initial, quarterly, and annual reports that disclose all personal Securities holdings and transactions and (2) to obtain approval before making any personal investments in any Security. The requirements and restrictions contained in this Personal Trading Policy apply to any Security of which the Employee is the direct or indirect Beneficial Owner in any Personal Account.

B. Definitions Applicable to this Personal Trading Policy

1. Security

The terms “Security” or “Securities” shall have the meanings set forth in Section 2(a)(36) of the 40 Act and Section 202(a)(18) of the Advisers Act, except that it shall not include: (1) direct obligations of the Government of the United States; (2) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (3) shares issued by money market funds; (4) shares issued by open-end funds other than reportable funds (which are generally funds affiliated with the Firm); and (5) shares issued by unit investment trusts that are invested exclusively in one or more openend funds, none of which are reportable funds.

2. Beneficial Ownership

The concept of “Beneficial Ownership” shall have the same meaning as that set forth in Rule 16a-l(a)(2) under the Securities Exchange Act of 1934 (“Exchange Act”) and shall refer to a direct or indirect pecuniary interest in Securities, the benefits of which are enjoyed, directly or indirectly, by an Employee by reason of any contract, arrangement, understanding, relationship (such as, for example, that person’s spouse, children or other close familial relationship), agreement or any other direct or indirect pecuniary interest, and by reason of which such Employee should be regarded as the true owner, although such Securities may not be registered or standing on the books of the issuer in the name of such Employee. Thus, for example: securities held for a person’s benefit in the names of others, such as nominees, trustees and other fiduciaries, securities held by any partnership of which a person is the general partner or otherwise exercises control of the partnership, or securities held by any corporation that is controlled by a person (directly or through intermediaries) would be deemed to be Beneficially Owned by said person. Similarly, a person ordinarily obtains benefits equivalent to ownership from, and thus is generally regarded as the Beneficial Owner of, Securities held in the name of a spouse, a minor child, or a relative of the person or a spouse. Other illustrations of benefits substantially equivalent to those of ownership include application of the income derived from Securities to maintain a common home and application of the income derived from Securities to meet expenses that the person otherwise would meet from other sources. Such interests which confer Beneficial Ownership of a Security include having or sharing with another: (1) Voting power, including the power to vote, or to direct the voting of the Security; and/or (2) Investment power, including the power to dispose, or to direct the disposition, of such Security. A person is also deemed to be the Beneficial Owner of Securities which such person has the right to acquire Beneficial Ownership of: (i) through the exercise of an option, warrant or right (including options traded on options exchanges) exercisable within 60 days; (ii) through the conversion of Securities that are immediately convertible or will become convertible within 60 days; or (iii) pursuant to either a power to revoke within 60 days or automatic termination within 60 days of a trust, discretionary account or similar arrangement. In addition, Beneficial Ownership is conferred if voting or investment power is shared with one or more other persons and, therefore, the same shares of stock may be deemed Beneficially Owned by a number of persons. The SEC regards Securities held in trust for others as Beneficially Owned by the trustee if he or she has or shares voting or investment power with respect to such Securities.

3. Investment Personnel

“Investment Personnel” includes senior Employees who have investment discretion over Client capital (“Portfolio Managers”), Employees who provide investment advice or information to Portfolio Managers, Employees who help execute and/or implement the Portfolio Manager’s decisions, or any other Employees who participate in making investment recommendations to any Client, as well as persons in a control relationship to any Client who obtain information about investment recommendations.

4. Personal Accounts

"Personal Accounts" includes all accounts in which an Employee has a direct or indirect Beneficial Ownership (as defined above) interest in, and includes those accounts owned in whole or in part by you, your spouse, any person who is financially dependent on you and any brokerage account over which you exercise investment discretion. This definition does not include accounts in which it is not possible to buy or sell stock, bonds or ETFs.

5. Approved Brokers

Unless otherwise determined by the Chief Compliance Officer, all Firm employees are required to maintain all of their personal brokerage accounts at brokerage firms approved by Fortress. Employees should contact a member of the Firm’s Legal and Compliance Department in order to determine whether a particular broker is approved by the Firm.

6. Purchase or Sale of a Security

“Purchase or sale of a Security” includes, in addition to its literal meaning, the writing of an option to purchase or sell a Security.

7. Security Considered For Purchase or Sale

A Security is “being considered for purchase or sale” when a recommendation to purchase or sell a Security has been made and communicated or, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

C. Prohibited Personal Transactions

(1) No Employee shall purchase or sell, directly or indirectly, any Security which to such Employee’s actual knowledge at the time of such purchase or sale:

(a) is being considered for purchase or sale by a Client, or
(b) is being purchased or sold by a Client.
(2) No Employee shall purchase or sell any Security that is, at the time of such proposed purchase or sale, held for the account of one or more Clients.
(3) No Employee may sell any Security within the first thirty days following the purchase of such Security (this rule shall not apply to an exercise and sale of employee stock options or the sale of vested and delivered shares from Fortress restricted stock units).
(4) No Employee may engage in short sale transactions.
(5) No Employee may place an order other than a market order or same day limit order. Good until cancelled orders are not permitted.
(6) No Employee may purchase or sell any options or futures contracts at a time when the Employee could not, consistent with this Personal Trading Policy and the federal securities laws, also purchase or sell the underlying securities of the issuer to which the options or futures contracts relate.
(7) No Employee may write options or futures contracts.
(8) No Employee shall engage in any transactions in the Securities of an issuer that appears on the Firm’s Restricted Trading List.

(9) No Employee shall participate in a Security transaction on a joint basis with a Client in violation of applicable law.
(10) No Employee shall engage in “insider trading” (see Chapter 3 of this Manual for further discussion of insider trading) whether for his or her own benefit or the benefit of others.
(11) No Employee shall participate in a Security transaction with respect to which such Employee intentionally spread false or misleading rumors with the intent to manipulate the price of such Security transaction.

D. Exceptions to Prohibited Transactions

(1) The prohibitions of Section C(1) – C(8) of this Personal Trading Policy shall not apply to:

(a) Purchases or sales effected in any account over which the Employee has no direct or indirect influence or control or in any account of the Employee that is managed on a discretionary basis by a person other than such Employee and with respect to which such Employee does not in fact influence or control such transactions and does not otherwise have the ability to exercise such influence or control such transactions.
(b) Purchases which are part of an automatic dividend reinvestment plan.
(c) Purchases effected upon the exercise of rights issued by an issuer to all holders of a class of its Securities pro rata, to the extent such rights were acquired from such issuer.
(2) The prohibitions of Section C(1) – C(2) of this Personal Trading Policy shall not apply to:
(a) Purchases or sales of Securities that are not eligible for purchase or sale by any Client.
(b) Purchases or sales that are non-volitional on the part of either the Employee or all Clients who make the same purchases or sales.
(c) Purchases or sales of Securities that are, in the opinion of the General Counsel or the Chief Compliance Officer, not likely to have any economic impact on any Client or such Clients ability to purchase or sell Securities of the same class or other Securities of the same issuer.
(3) With respect to section C(2) only, any equity Securities transaction, or series of related transactions in a given trading day involving less than one percent (1%) of the average daily volume in such Security during the preceding 50 trading days, provided that such issuer has a market capitalization of at least US$1 billion (as reported on www.bigcharts.com).
(4) With respect to Section C(8), there may be instances when an issuer appears on the Firm’s restricted trading list for reasons other than the Firm’s potential or actual possession of material non-public information. In such instances, the Chief Compliance Officer may, in his discretion and if otherwise permitted by law, grant approval for an employee to trade in Securities of or relating to that issuer.

Additionally, the Chief Compliance Officer or General Counsel may grant exceptions to this prohibition in the event that either of them determine that such an exception would be consistent with applicable law.

E. Reports by Employees

(1) Every Employee shall report to the Compliance Department the information described in subparagraph (2) below with respect to (i) holdings of all Securities, on an initial basis in which such Employee has direct or indirect Beneficial Ownership (the “Initial Holdings and Account

Identification Report”), (ii) Security transactions consummated during the first three quarters of any calendar year in which such Employee has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership (the “Quarterly Personal Trading Report”) and (iii) both Security Transactions consummated during the fourth quarter in which such Employee has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership that are and any Security in which such Employee has a direct or indirect Beneficial Ownership interest as of December 31 of a given year (the “Q4 Personal Trading/Annual Holdings Report”)1; provided, however, that an Employee shall not be required to make a report with respect to transactions effected in any account which is managed on a discretionary basis by a person other than such Employee (and other than such Employee’s spouse, domestic partner, or financial dependents) and with respect to which such Employee does not in fact influence or control such transactions or have the ability to influence or control such transactions. The Initial Holdings and Account Identification Report, Quarterly Transaction Report, and Q4/Annual Holdings Report are included as “Attachments C, D and E,” respectively, to the Manual. The Legal and Compliance Department shall maintain such reports and such other records as required by the federal securities laws and this Personal TradingPolicy.

(2) Every report shall be in writing and shall be delivered not later than (i) in the case of the Initial Holdings and Account Identification Report, 10 days after the individual becomes an Employee (and with the information contained therein current as of a date no more than 45 days prior to the date upon which that person became an Employee); (ii) in the case of the Quarterly Transactions Report, 30 days after the end of each calendar quarter; and (iii) in the case of the Q4 Personal Trading/Annual Holdings Report, no later than 45 days after the completion of each calendar year (and with the information contained therein current as of a date no more than 45 days prior to the date such report is submitted). The information required for each report may be satisfied by the Employee causing his or her

1 The requirement to submit an annual holdings report may be complied with by completing a Quarterly Transaction Report for the fourth quarter), provided that, when combined with the Quarterly Personal Trading Reports filed during the course of the calendar year, the Q4 Personal Trading/Annual Holdings Report accurately portrays every Security that such Employee has a direct or indirect Beneficial Ownership interest in as of December 31 of a given year.

brokerage firm(s) to deliver account statements directly to the Firm as described in Paragraph F. below. Until such time as the Employee’s brokerage firm(s) begins sending such account statements to the Legal and Compliance Department, it is the Employee’s responsibility to provide the Legal and Compliance Department with such account statements in a timely manner. The Legal and Compliance Department, however, may still require employees to complete a form related to the foregoing on a quarterly and annual basis.

(3) In the event that an Employee has investments in securities that are not held at a brokerage firm (e.g., investments in non-Fortress private equity or hedge funds, physical certificates, other private investments in partnerships or companies, etc), it is the Employee’s responsibility to report this information on the Initial and Q4 Personal Trading/Annual Holdings Reports and on the Quarterly Transaction Reports.

(4) Any such report may contain a statement that the report shall not be construed as an admission by the Employee making such report that such Employee has any direct or indirect Beneficial Ownership in the Security to which the report relates.

(5) These reports will be kept confidential, subject to the right of inspection by various boards of entities managed or Controlled by the Firm, by the SEC, or other regulatory or governmental agencies.

(6) Employees who fail to complete the required reports in a timely fashion will be prohibited from engaging in any personal trading until such time as their reports are completed and submitted to the Legal and Compliance Department, and any such Employee may be subject to further disciplinary action, including termination.

F. Duplicate Account Statements and Confirmations

In order to ensure that all information required in the reports called for in paragraphs E(1)-(2) above is received by the Firm, all Employees are required to cause the brokerage firms where any Personal Accounts are maintained to send duplicate monthly or quarterly account statements and confirmations to the Firm as follows: “Legal and Compliance Department F/A/O [name of the person listed on the account], Fortress Investment Group, 1345 Avenue of the Americas, New York, New York 10105.”

G. Personal Investing: Pre-Approval of Transactions

Every Employee must obtain written approval from the Legal and Compliance Department before engaging in a personal Securities transaction. In addition to routine investments such as buying and selling stocks, bonds or options in the public markets, the preapproval requirement also applies without limitation to initial public offerings, private placements of stocks or bonds, the acquisition of limited partnership interests in various investment vehicles or interests in other types of private investment funds, etc., because all of these are examples of investments that involve the purchase or sale of a “Security.” If you have any question about whether a proposed personal investment requires pre-approval, you must check with the Legal and Compliance Department before making the investment. Employees who are Investment Personnel are also required to obtain pre-approval for any proposed personal investment, without regard to whether such investment involves a Security (e.g., currencies, commodities, futures, certain real estate products, etc.), if the investment involves an asset that falls within the current investment program for the Client(s) to which the Investment Person provides services. In addition to the written approval of the Compliance Department, Investment Personnel must also receive additional written pre-approval (“Additional Approval”) from, a senior member of management responsible for each Client to which the Investment Person provides services. Such approvals shall be procured by the Compliance Department. The Principals, all of whom are presumed to be Investment Personnel, shall obtain Additional Approval for their personal trades from the General Counsel or the Chief Compliance Officer. The purpose of the Additional Approval for Investment Personnel, including the Principals, is to guard against actual or potential conflicts of interest in connection with the investment decision making process. The Chief Compliance Officer’s personal trades, if any, shall be subject to review and pre-approval by the General

Counsel and the General Counsel’s, if any, shall be subject to review and pre-approval by the Chief Compliance Officer. To obtain pre-approval, send an email to Group: Personal Trading Clearance, and include the following information: (i) the name of the security; (ii) amount of the security; (iii) whether you are purchasing or selling; and (iv) the name of the account in which you wish to trade. Pre-approvals for personal transactions expire 24 hours after they are sent.

H. Maintenance of Records

The Compliance Department shall maintain, in an easily accessible place, the following records:
(1) A copy of the Firm’s Personal Trading Policy that is or has been in effect during the preceding five years.
(2) A list of all persons who are, or within the preceding five years have been, required to make reports pursuant to the this Personal Trading Policy and the federal securities laws.
(3) A copy of each report made pursuant to this Personal Trading Policy within the preceding five years.
(4) A copy of any decision and reasons supporting such decision to approve an Employee’s participation in an initial public offering or a private placement of Securities, made within the preceding five years.
(5) A copy of all written approvals of Securities transactions pursuant to Section G of this Personal Trading Policy.
(6) A copy of any record or report of violation of this Personal Trading Policy and any action taken as a result of such violation.

I. Sanctions

Upon discovering a violation of this Personal Trading Policy, the Firm may impose such sanctions as it deems appropriate, including, among other things, a letter of censure or suspension or termination of the employment of the violator.